Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation on Form 8-K of China Baicaotang Medicine Limited dated December 31, 2009 of our reports dated August 6, 2009 relating to the consolidated financial statements of Ingenious Paragon Global Limited for each of the three years in the period ended December 31, 2008 (which express an unqualified opinion).

PKF
Certified Public Accountants
Hong Kong, China
December 31,2 009

Tel 852 2806 3822 ¦ Fax 852 2806 371 2
E-mail info@plif-hk.com¦ www.pkf-hk.com
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PKF-Hong Kong is a member of PKF International Limited, an association of legally independent member firms.